STOCK PLEDGE AGREEMENT

     This Stock Pledge Agreement (this "Agreement") is made as of the 5th day of November, 2003 by and between George K. Broady
("Pledgee") and Solico International, Inc., a Texas corporation
("Pledgor").

                            RECITALS

     Pledgor owns 200,000 shares (the "Shares") of the issued and outstanding common stock, par value $0.01 per share (the "ABC
Common Stock"), of American Building Control, Inc., a Delaware corporation (the "Company").

     Pledgor purchased the Shares from Pledgee by delivery of that certain Note Secured By Stock Pledge Agreement dated of even date herewith in the original principal amount of $400,000 (the
"Note").

     Pledgor desires to pledge the Shares to Pledgee as security for its payment of the Note, and to grant Pledgee a security interest in the other Collateral described herein.

                            AGREEMENT

     The parties, in consideration of the mutual covenants, agreements and understandings herein contained, and intending to be legally bound, hereby agree as follows:

     1.   GRANT OF SECURITY INTEREST.  Pledgor hereby grants to
Pledgee a security interest in, and assigns, all of Pledgor's right, title and interest in and to the following securities and other property (collectively, the "Collateral"):

          (a) the Shares delivered to and deposited with Pledgee, together with a duly executed Assignment Separate from Certificate, the form of which is attached as Annex A, all in accordance with the provisions of Section 3 below, as collateral for the Note;

          (b) any and all new, additional or different securities or other property subsequently distributed in respect of the Shares which are to be delivered to and deposited with Pledgee pursuant to the requirements of Section 3 of this Agreement;

          (c) any and all other property and money which is delivered to or comes into the possession of Pledgee pursuant to the terms of this Agreement; and

          (d) the proceeds of any sale, exchange or disposition of the property and securities described in subparagraphs (a),
(b) or (c) above.

     2. REPRESENTATIONS AND WARRANTIES. Pledgor hereby represents and warrants to Pledgee as follows:

          (a)  Authority; No Conflict.

               (i) Upon the execution and delivery by Pledgor of this Agreement, the Note and the Assignment Separate from Certificate (collectively, the "Loan Documents"), each such Loan Document will constitute the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization,

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moratorium and other laws of general application affecting
enforcement of creditors' right generally and (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

               (ii) Pledgor will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of the Loan Documents or the consummation or performance of any of the transactions contemplated hereby and thereby (the "Contemplated Transactions"), and neither the execution and delivery of the Loan Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (A)  contravene,conflict with or result in a
violation of any federal, state, local or foreign law, ordinance, regulation, statute, treaty or order to which it or any of the assets owned or used by it is subject ("Legal Requirement");

                    (B) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any federal, state, local or foreign governmental or quasi-governmental authority of any nature or body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature ("Governmental Body"), the right to revoke, withdraw, suspend, cancel, terminate or modify, any approval, consent, license, permit, waiver or other authorization issued, given or otherwise made available by or under the authority of such Governmental Body or pursuant to any Legal Requirement ("Governmental Authorization") that is held by Seller or that otherwise relates to his business or any of the assets owned or used by him;

                    (C) contravene, conflict with or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any agreement, contract, obligation, promise or other legally biding undertaking of Pledgor ("Contract"), or result in the imposition or creation of any Encumbrance (as defined below) upon or with respect to any of the assets owned or used by him.

          (b)  Legal Proceedings; Orders.

               (i) There is no pending action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, conducted or heard by or before any Governmental Body or arbitrator ("Proceeding") that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Pledgor, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

               (ii) There is no award, decision, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator ("Order") to which Pledgor, or any of the assets owned or used by Pledgor, is subject that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     3.   ESCROW.

          (a) Deposit. Upon execution and delivery of this Agreement and the Note by Pledgor, the certificates for the Shares shall be deposited in escrow with Pledgee to be held in accordance

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with the provisions of this Section 3.  Each deposited
certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form attached as Annex A. The deposited certificates, together with any other assets or securities from time to time deposited with Pledgee pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates (or other assets and securities) are to be released, transferred to Pledgee pursuant to Section 11, or surrendered for cancellation in accordance with
Section 8.

          (b) Recapitalization/Reorganization. Any new, additional or different securities, or other property which are issued or distributed in respect of or in exchange for the Shares shall be immediately delivered to Pledgee to be held in escrow under this Section 3, but only to the extent the Shares are at the time subject to the escrow requirements hereunder.

          (c) Duty to Deliver. Any new, additional or different securities or other property which may now or hereafter become distributable with respect to the Collateral by reason of (i) any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the ABC Common Stock as a class without the Company's receipt of consideration or (ii) any merger, consolidation or other reorganization affecting the capital structure of the Company shall, upon receipt by Pledgor be promptly delivered to and deposited with Pledgee as part of the Collateral hereunder. Any such securities shall be accompanied by one or more duly executed Assignments Separate from Certificate as provided under this
Section 3.

          (d) Stockholder Rights. So long as Pledgee has not foreclosed upon the Shares pursuant to the terms hereof, Pledgor alone shall exercise all voting rights and other shareholder rights with respect to the Shares.

     4. PAYMENT OF TAXES AND OTHER CHARGES. Pledgor shall pay, prior to the delinquency date, all taxes, liens, assessments and other Encumbrances against the Collateral. In the event of Pledgor's failure to do so, Pledgee in its discretion may pay any or all of such taxes and other Encumbrances without contesting the validity or legality thereof. The payments so made shall become part of the indebtedness secured hereunder and until paid shall bear interest at the minimum per annum rate as set forth in the Note.

     5. RIGHTS AND POWERS OF PLEDGEE. Pledgee may, without obligation to do so, exercise at any time and from time to time one or more of the following rights and powers with respect to any or all of the Collateral:

          (a) subject to the applicable limitations of Section 8, accept in its discretion other property of Pledgor in exchange for all or part of the Collateral and release Collateral to Pledgor to the extent necessary to effect such exchange, and in such event the other property received in the exchange shall become part of the Collateral hereunder;

          (b) perform such acts as are reasonably necessary to preserve and protect the Collateral and the rights, powers and remedies granted with respect to such Collateral by this Agreement; and

          (c) transfer record ownership of the Collateral to Pledgee or its nominee and receive, endorse and give receipt for, or collect by legal proceedings or otherwise, dividends or other distributions made or paid with respect to the Collateral, provided and only if there exists at the time an outstanding Event of Default under Section 9 of this Agreement. Any cash sums that Pledgee may so receive shall be

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held in Escrow and become part of the Collateral hereunder, or paid over to Pledgor, in Pledgee's sole discretion.

          (d) Any action by Pledgee pursuant to the provisions of this Section 5 may be taken without notice to Pledgor.
Expenses reasonably incurred in connection with such action shall be payable by Pledgor and form part of the indebtedness secured hereunder as provided in Section 13.

     6.   CARE OF COLLATERAL.

          (a) Pledgee shall exercise reasonable care in the custody and preservation of the Collateral. However, Pledgee shall have no obligation to (a) subject to Pledgor's rights as a stockholder of the Company, initiate any action with respect to, or otherwise inform Pledgor of, any conversion, call, exchange right, preemptive right, subscription right, purchase offer or other right or privilege relating to or affecting the Collateral,
(b) preserve the rights of Pledgor against adverse claims or protect the Collateral against the possibility of a decline in market value or (c) take any action with respect to the Collateral requested by Pledgor unless the request is made in writing and Pledgee determines that the requested action will not unreasonably jeopardize the value of the Collateral as security for the Note and other indebtedness secured hereunder.

          (b) Subject to the limitations of Section 8, Pledgee may at any time release and deliver all or part of the Collateral to Pledgor, and the receipt thereof by Pledgor shall constitute a complete and full acquittance for the Collateral so released and delivered. Pledgee shall accordingly be discharged from any future liability or responsibility for the Collateral, and the released Collateral shall no longer be subject to the provisions of this Agreement.

     7. RELEASE OF COLLATERAL. Provided all indebtedness secured hereunder shall at the time have been paid in full and there does not otherwise exist any Event of Default under Section 9, the Shares, together with any additional Collateral which may hereafter be pledged and deposited hereunder, shall be released from pledge and returned to Pledgor in accordance with the following provisions:

          (a) Upon payment or repayment of principal under the Note, together with payment of all accrued interest to date, one or more of the Shares held as Collateral hereunder shall (subject to the applicable limitations of Section 8(c) below) be released to Pledgor immediately after such prepayment. The number of the Shares to be so released shall be equal to the number obtained by multiplying (i) the total number of Shares held under this Agreement at the time of the payment or prepayment, by (ii) a fraction, the numerator of which shall be the amount of the principal paid or prepaid and the denominator of which shall be the unpaid principal balance of the Note immediately prior to such payment or prepayment. In no event, however, shall any fractional shares be released.

          (b) Any additional Collateral which may hereafter be pledged and deposited with Pledgee (pursuant to the requirements of Section 3(c)) with respect to the Shares shall be released at the same time the particular Shares to which the additional Collateral relates are to be released in accordance with the applicable provisions of Section 8(a).

          (c) Under no circumstances, however, shall any Shares or any other Collateral be released if previously applied to the payment of any indebtedness secured hereunder, including, without limitation, pursuant to Section 10 below. In addition, in no event shall any Shares or other Collateral be released pursuant to the provisions of Sections 8(a) or 8(b) if, and to the extent, the fair market value of the ABC Common Stock and all other Collateral which would otherwise remain in pledge hereunder after such release were effected would be less than the unpaid principal under the Note; provided, however that

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the Collateral may be released to be sold, subject to applicable securities laws, and any proceeds shall be applied first to the payment of the Note, second to any other indebtedness secured hereunder, and third any surplus proceeds shall be paid over to Pledgor.

     8. EVENTS OF DEFAULT. The occurrence of one or more of the following events shall constitute an event of default under this Agreement (each an "Event of Default"):

          (a) the failure of Pledgor to pay when due at maturity of the Note all principal and accrued and unpaid interest thereon;

          (b) the occurrence of the insolvency of the Pledgor, the commission of any act of bankruptcy by the Pledgor, the execution by the Pledgor of a general assignment for the benefit of creditors, the filing by or against the Pledgor of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of 30 days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Pledgor;

          (c) the failure of Pledgor to perform any material obligation, other than those specified in subparagraph (d) below, imposed upon Pledgor by reason of this Agreement or any of the Loan Documents; or

          (d) the material breach of any material representation or warranty of Pledgor contained in this Agreement or the other
Loan Documents.

          Upon the occurrence of any such Event of Default, Pledgee may, at its election, immediately declare the Note and all other indebtedness secured hereunder to become immediately due and payable and may exercise any or all of the rights and remedies granted to a secured party under the provisions of the Texas Business and Commerce Code (as now or hereafter in effect), including (without limitation) the power to dispose of the Collateral by public or private sale or to accept the Collateral (valued at fair market value) in full payment of the Note and all other indebtedness secured hereunder. In the event of a private sale, Pledgee shall use its best efforts to obtain the fair market value of the Collateral.

          Any proceeds realized from the disposition of the Collateral pursuant to the foregoing power of sale shall be applied first to the payment of expenses incurred by Pledgee in connection with the disposition, then to the payment of the Note and finally to any other indebtedness secured hereunder. Any surplus proceeds shall be paid over to Pledgor. However, in the event such proceeds prove insufficient to satisfy all obligations of Pledgor under the Note, the Pledgor shall remain personally liable for the resulting deficiency.

     9.   INDEMNIFICATION.

          (a) Survival; Right to Indemnification not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement and the other Loan Documents will survive until the payment in full of the Note. The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or payment in full of the Note, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of

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any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

          (b) Indemnification. Subject to the limitations set forth in Section 11(c) below, Pledgor (the "Indemnifying Party") will indemnify and hold harmless Pledgee and his representatives and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant or agreement made by the Indemnifying Party in this Agreement or any Loan Document. The remedies provided in this Section 11(b) will not be exclusive of or limit any other remedies that may be available to the parties.

          (c) Defense of Claims. An Indemnified Person seeking indemnification under this Section 11 shall give written notice to the Indemnifying Party of the facts and circumstances giving rise to the claim. In that regard, if any Proceeding shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Person to indemnity pursuant to this Section 11, the Indemnified Person shall within thirty (30) days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. The Indemnifying Party, if it so elects, shall assume and control the defense of such Proceeding (and shall consult with the Indemnified Person with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of expenses; provided that in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Person to full indemnity pursuant to this Section 11, the Indemnified Person may elect to participate in the joint defense of such Proceeding (a "Joint Defense Proceeding") for which the expenses of such joint defense will be shares equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties. If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within thirty
(30) days after the Indemnified Person has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless
(a) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (b) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person. Neither the Indemnified Person nor the Indemnifying Party may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which judgment or settlement does not release the other Party from all liability to the third party with respect thereto without the consent of the other Party, which consent shall not be unreasonably withheld (it being understood that the extent to which any Party will be obligated to pay for Damages resulting from such matter as compared to the other Party shall be considered in determining whether it is reasonable for such Party to withhold its consent from the entry of any judgment or settlement with respect to such matter); provided that no settlement of a Joint Defense Proceeding may be effected without the consent of both parties. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party elected to assume, the Indemnifying Party shall indemnify the Indemnified Person with respect to the settlement or judgment.

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           (d) Payment of Indemnification Damages.  Any payment
pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Person stating the amount of the claim, unless the claim is subject to a defense as provided in Section 11(c), in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined. Any payment required under this Section 11(d) shall bear interest at the rate of eighteen percent (18%) per annum, or, if less, the maximum rate permitted by applicable usury laws from the date that the Indemnified Person incurred the Damages for which indemnification is sought. Interest on any unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall reimburse the other party for any and all costs and expenses of any nature or kind whatsoever (including, without limitation, all attorneys' fees) incurred in seeking to collect such Damages following repeated refusal by the owing party to pay such Damages and the non-existence of any good faith defense to payment.

     10. OTHER REMEDIES. The rights, powers and remedies granted to Pledgee pursuant to the provisions of this Agreement shall be in addition to all rights, powers and remedies granted to Pledgee under any statute or rule of law. Any forbearance, failure or delay by Pledgee in exercising any right, power or remedy under this Agreement shall not be deemed to be a waiver of such right, power or remedy. Any single or partial exercise thereof, and every right, power and remedy of Pledgee under this Agreement shall continue in full force and effect unless such right, power or remedy is specifically waived by an instrument executed by Pledgee.

     11. COSTS AND EXPENSES. All reasonable costs and expenses (including attorneys fees) incurred by Pledgee in the exercise or enforcement of any right, power or remedy granted it under this Agreement shall become part of the indebtedness secured hereunder and shall constitute a personal liability of Pledgor payable immediately upon demand and bearing interest until paid at the minimum per annum rate, compounded semi-annually, required to avoid the imputation of interest income to Pledgee and compensation income to Pledgor under the federal tax laws.

     12. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without resort to that State's conflict-of-laws rules.

     13. SUCCESSORS. This Agreement shall be binding upon Pledgee and his successors and assigns and upon Pledgor and the executors, heirs and legatees of Pledgor's estate and Pledgor's successors and assigns. Pledgor may not assign his rights or obligations under this Agreement without Pledgee's prior written consent.

     14. SEVERABILITY. If any provision of this Agreement is held to be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of such provision nor any other provisions of this Agreement shall be affected thereby.

     15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16. NOTICES. All notices and other communications provided for hereunder shall be in writing (including telecopier or telex communication) and mailed, telecopied, telexed or delivered (i) if to the Pledgor, to the following address: 922 Isom, San Antonio, Texas 78216, or at such other address as shall be designated by Pledgor by notice to Pledgee; and (ii) if to Pledgee, to the following address: Canyon Drive #100, Coppell, Texas 75019, Telecopy 972-745-3682, or at such other address as shall be designated by Pledgee by notice to Pledgor. Each such notice or communication shall be effective (a) if

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mailed, when deposited in the mail certified, return receipt requested, (b) if delivered by hand, upon delivery with written receipt, and (c) if telecopied, when receipt is confirmed by telephone.

     17. AMENDMENTS; NO WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Pledgee and Pledgor. The failure of Pledgee in any instance to exercise any right hereunder shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement, the Note or any other agreement between Pledgee and Pledgor. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or waiver effected in accordance with this Section 19 shall be binding upon Pledgor and Pledgee.

     18. ENTIRE AGREEMENT. This Agreement and the Note constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes any and all prior agreements relating to the subject matter hereof.

          [Remainder of page intentionally left blank]


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          IN WITNESS WHEREOF, this Agreement has been executed by
Pledgor and Pledgee effective as of the date first set forth above.


                              PLEDGOR:

                              SOLICO INTERNATIONAL, INC.



                              By:  /s/  J. COLLIER SPARKS
                                 -----------------------------
                              Name:  J. Collier Sparks
                                   ---------------------------
                              Title:  President
                                    --------------------------




                              PLEDGEE:



                              /s/  GEORGE K. BROADY
                              --------------------------------
                              George K. Broady





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                             ANNEX A
                             -------


              ASSIGNMENT SEPARATE FROM CERTIFICATE


          FOR VALUE RECEIVED, Solico International, Inc. hereby assigns and transfers unto ______________________________,
____________ shares of the Common Stock of American Building Control, Inc., a Delaware corporation (the "Company"), standing in its name on the books of the Company represented by Certificate No. _____ herewith, and does hereby constitute and appoint ____________________, with full power of substitution and resubstitution in the premises, to transfer said stock on the books of the Corporation.

          Dated:  ___________________.


                                   SOLICO INTERNATIONAL, INC.

                                   By:_________________________
                                   Name:_______________________
                                   Title:______________________

                                   Address:

                                   _____________________________
                                   _____________________________



Instruction: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate.